EXHIBIT 10.14

SUPPLEMENTAL AGREEMENT TO THE LICENSE AGREEMENT

between

EMORY UNIVERSITY

and

PHARMASSET, LTD.

This Agreement is entered into this 26th day of March, 2004 by and between Emory University, a Georgia non-profit corporation with principal offices located at 1380 South Oxford Road, Atlanta, Georgia 30322, U.S.A. (hereinafter “Emory”), and Pharmasset, Ltd., a Barbados International Business Company with offices located at The Financial Services Center, Bishop’s Court Hill, Suite 111, St. Michael, Barbados (hereinafter “Pharmasset”).

RECITALS:

A.	Emory entered into a license agreement on April 17, 1996 with Triangle Pharmaceuticals, Inc. (the “Triangle Agreement”), whereby Emory granted Triangle exclusive rights to develop the compound (-)-FTC as well as certain rights of first refusal to “eeFTC” (as that term is defined in the Triangle Agreement), which agreement has since been transferred to Gilead Sciences, Inc.

B.	Emory and Pharmasset entered into a License Agreement on December 8, 1998, pursuant to which Emory licensed certain patent rights and know-how owned or controlled by Emory relating to eeFTC to Pharmasset (the “License Agreement”).

C.	Emory and Pharmasset thereafter entered into a Termination and Reinstatement Agreement on June 9, 1999, confirming the effectiveness of the License Agreement as of June 9, 1999.

D.	Both Emory and Pharmasset have certain obligations to Gilead under Article 2.7(b) of the Triangle Agreement, both Emory and Pharmasset seek to fully honor the letter and spirit of those obligations, and both Emory and Pharmasset desire to specify a procedure whereby Pharmasset may explore commercial opportunities for eeFTC while abiding by their respective obligations under Article 2.7(b).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, Emory and Pharmasset hereby agree as follows:

1. Prior to any commercialization of eeFTC by Pharmasset, or by any licensee or assignee of Pharmasset’s rights under the Pharmasset Agreement, Emory and Pharmasset will adhere strictly to the terms of Article 2.7(b) of the Triangle Agreement and will offer to Gilead (or any successor of its rights under the Triangle Agreement), the same terms and conditions under which Pharmasset, its licensee or assignee propose to commercialize eeFTC.

2. Prior to Pharmasset and a third party finalizing the terms of a proposed agreement to license the rights to develop and commercialize eeFTC, Pharmasset shall communicate said terms to Emory for its approval (which approval shall not be unreasonably withheld). If Emory has not responded to Pharmasset within ten (10) business days of receipt of the terms of the proposed agreement by the Director, Emory University, Office of Technology Transfer, Emory shall be deemed to have approved such terms.

3. Once such proposed terms have been approved by Emory and then finalized with the third party but before entering into a definitive agreement with the third party, Emory and Pharmasset shall together offer said terms and other documents to Gilead pursuant to the right of first refusal granted to Triangle under Section 2.7 of the Triangle License. Such offer shall consist of terms for the sublicense of clinical development and commercialization rights, together with any required data.

4. If, and only if, Gilead declines to exercise its right of first refusal, Pharmasset shall be free to enter into a definitive sublicense agreement with the third party, subject to Section 2.3 of the License Agreement and Section 2.7 of the Triangle Agreement.

IN WITNESS WHEREOF, Emory and Pharmasset have caused this Agreement to be signed by their duly authorized representatives as of the day and year indicated above.

PHARMASSET, LTD.		EMORY UNIVERSITY

By:	/s/ Elliot F. Hahn, Ph.D.	By:	/s/ Todd T. Sherer, Ph.D.
Name:	Elliot F. Hahn, Ph.D.	Name:	Todd T. Sherer, Ph.D.
Title:	Director	Title: Assistant Vice President for Research And Director, Office of Technology Transfer
Date:	April 4, 2004	Date:	March 26, 2004

By:	/s/ Martin J. K. Pritchard
Name:	Martin J. K. Pritchard
Title:	Director
Date:	April 4, 2004

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